Third Point Re Reports Third Quarter 2018 Earnings Results
HAMILTON, Bermuda, November 6, 2018, Third Point Reinsurance Ltd. (“Third Point Re” or the “Company”) (NYSE:TPRE) today announced results for its third quarter ended September 30, 2018.
Third Point Re reported a net loss available to common shareholders of $13.3 million, or $0.14 per diluted common share, for the three months ended September 30, 2018, compared to net income available to common shareholders of $54.7 million, or $0.52 per diluted common share, for the three months ended September 30, 2017. For the nine months ended September 30, 2018, Third Point Re reported a net loss available to common shareholders of $19.7 million, or $0.20 per diluted common share, compared to net income available to common shareholders of $233.4 million, or $2.22 per diluted common share, for the nine months ended September 30, 2017.
For the three months ended September 30, 2018, diluted book value per share decreased by $0.03 per share, or 0.2%, to $15.60 per share as of September 30, 2018, from $15.63 per share as of June 30, 2018. For the nine months ended September 30, 2018, diluted book value per share decreased by $0.05 per share, or 0.3%, to $15.60 per share from $15.65 per share as of December 31, 2017.
“Recent investment performance has been disappointing, including a small net investment loss for the third quarter.  However, we remain on target to reduce our combined ratio by gradually shifting our reinsurance portfolio towards higher margin business. Our combined ratio for the third quarter was 104.9%, compared to 111.9% in the prior year’s third quarter, and was 104.3% year to date compared to 108.0% in last year’s first nine months,” commented Rob Bredahl, President and Chief Executive Officer. “As part of our plan to reduce our combined ratio, we expect to begin writing a modest amount of property cat excess of loss beginning next year. To date, we have not written this class of business.  Consequently, our exposure to third quarter cat events was insignificant and we estimate that our exposure to Hurricane Michael and other recent fourth quarter cat events will be less than $4 million.”
The following table shows certain key financial metrics for the three and nine months ended September 30, 2018 and 2017:

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	($ in millions, except for per share data and ratios)
Gross premiums written	$30.1	$174.5	$458.2	$477.5
Net premiums earned	$128.0	$106.0	$412.0	$417.5
Net underwriting loss (1)	$(6.3)	$(12.6)	$(17.7)	$(33.3)
Combined ratio (1)	104.9%	111.9%	104.3%	108.0%
Net investment return on investments managed by Third Point LLC	(0.2)%	3.6%	0.6%	14.6%
Net investment income (loss)	$(3.6)	$89.0	$25.4	$324.8
Net income (loss) available to Third Point Re common shareholders	$(13.3)	$54.7	$(19.7)	$233.4
Diluted earnings (loss) per common share	$(0.14)	$0.52	$(0.20)	$2.22
Change in diluted book value per share (2)	(0.2)%	3.4%	(0.3)%	15.8%
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders (2)	(0.8)%	3.5%	(1.2)%	16.8%
Net investments managed by Third Point LLC (3)	$2,455.1	$2,589.9	$2,455.1	$2,589.9
Invested asset leverage (3)	1.6	1.6	1.6	1.6

(1)	See the accompanying Segment Reporting for a calculation of net underwriting loss and combined ratio.

(2)
Change in diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders are non-GAAP financial measures. There are no comparable GAAP measures. See the accompanying Reconciliation of Non-GAAP Measures and Key Performance Indicators for an explanation and calculation of diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders.

(3)	Prior year comparatives represent amounts as of December 31, 2017.

Property and Casualty Reinsurance Segment
Gross premiums written decreased by $144.5 million, or 82.8%, to $30.1 million for the three months ended September 30, 2018 from $174.5 million for the three months ended September 30, 2017. Gross premiums written decreased by $19.3 million, or 4.0%, to $458.2 million for the nine months ended September 30, 2018 from $477.5 million for the nine months ended September 30, 2017.
The decrease in gross premiums written for the three months ended September 30, 2018 compared to the three months ended September 30, 2017 was primarily due to our decision not to renew an $89.3 million contract in the three months ended September 30, 2018 as a result of underlying pricing, terms and conditions and a net decrease of $41.0 million for contracts written or renewed in the prior year period with no comparable premium in the current year period.
The decrease in gross premiums written for the nine months ended September 30, 2018 compared to the prior year period was primarily due to $115.3 million for contracts non-renewed in the period due to underlying pricing, terms and conditions, and a decrease of $19.0 million in premium for contracts renewed in the period; partially offset by $126.2 million of premium on new contracts in the period, including one large multi-line quota share contract for $91.6 million.
The increase in net premiums earned in the three months ended September 30, 2018 compared to the three months ended September 30, 2017 was primarily due to a higher in-force underwriting portfolio.
The decrease in net premiums earned in the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 was primarily due to retroactive exposures in reinsurance contracts in the prior year period, partially offset by a higher in-force underwriting portfolio in the current year period.
For the three and nine months ended September 30, 2018, we recorded a net $2.0 million and $4.8 million improvement in the net underwriting results, respectively, related to changes in estimates of prior years’ loss reserves net of the related impact of acquisition costs.
There was an insignificant impact on our net underwriting result from changes in estimates of prior years’ loss reserves, net of the related impact of acquisition costs, for the three and nine months ended September 30, 2017.
The net underwriting loss and combined ratio for the three months ended September 30, 2017 included $5.3 million, or 5.0 percentage points, related to third quarter catastrophes, compared to insignificant catastrophe losses in the current year period.
Investments
On July 31, 2018, Third Point Re, Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”) entered into the Amended and Restated Exempted Limited Partnership Agreement (“LPA”) of Third Point Enhanced LP (“TP Fund”) with Third Point Advisors LLC (“TP GP”) and others, effective August 31, 2018. In accordance with the LPA, TP GP serves as the general partner of TP Fund. TP GP is beneficially owned by Daniel S. Loeb, a founder of the Company, and certain members of his family. Pursuant to an Investment Management Agreement between Third Point LLC and TP Fund dated July 31, 2018 (the “TP Fund IMA”), Third Point LLC is the investment manager for TP Fund (the “Investment Manager”). In addition, on July 31, 2018, Third Point Re BDA and Third Point Re USA, together the “TPRE Limited Partners”, and TP Fund executed a Subscription Agreement pursuant to which the TPRE Limited Partners transferred certain net investment assets and related liabilities (collectively referred to as the “LP Transaction”) from their separate accounts to TP Fund, and TP Fund issued limited partner interests to the TPRE Limited Partners proportionate to and based on the net asset value transferred by each such entity on the applicable transfer date. Certain collateral assets consisting of debt securities and restricted cash were not transferred to TP Fund but are also managed by Third Point LLC under a separate investment management agreement.
Prior to transferring the financial assets and liabilities from the joint ventures to the TP Fund, the Company directly owned the investments held in its separate accounts that were managed by Third Point LLC. In addition, the joint ventures created through the JV Agreements were consolidated and the Company presented all of the underlying assets and liabilities held in the Company’s name on the Company’s condensed consolidated balance sheets. As a result of the changes described above, the Company’s investment in TP Fund has been presented on the condensed consolidated balance sheets as an investment in related party investment fund.
The Company expects its overall investment exposures, returns, fees paid to Third Point LLC and TP GP as well as the investment guidelines, liquidity and redemption rights to be generally similar under the TP Fund’s LPA and the TP Fund IMA compared to what would have been expected under the separate accounts managed under its Amended and Restated Joint Venture and Investment Management Agreements, assuming similar underlying investment portfolio returns and exposure levels. However, there can be no assurance of such results.

The net investment return on investments managed by Third Point LLC, as defined in Key Performance Indicators below, by investment strategy for the three and nine months ended September 30, 2018 and 2017, was as follows:

	Three months ended
	September 30, 2018			September 30, 2017
	Long	Short	Net	Long	Short	Net
Equity	1.9%	(1.1)%	0.8%	3.5%	(0.9)%	2.6%
Credit	0.2%	—%	0.2%	0.5%	(0.1)%	0.4%
Other	(1.2)%	—%	(1.2)%	0.9%	(0.3)%	0.6%
Net investment return on investments managed by Third Point LLC	0.9%	(1.1)%	(0.2)%	4.9%	(1.3)%	3.6%

	Nine months ended
	September 30, 2018			September 30, 2017
	Long	Short	Net	Long	Short	Net
Equity	4.5%	(3.1)%	1.4%	16.8%	(3.0)%	13.8%
Credit	0.9%	(0.2)%	0.7%	0.6%	(0.5)%	0.1%
Other	(2.0)%	0.5%	(1.5)%	1.9%	(1.2)%	0.7%
Net investment return on investments managed by Third Point LLC	3.4%	(2.8)%	0.6%	19.3%	(4.7)%	14.6%
For the three months ended September 30, 2018, slightly negative overall performance was primarily attributable to the macroeconomic and other portfolio caused by losses related to one merger arbitrage position.  Losses were almost fully offset by positive returns generated by the long/short equity portfolio and modest gains in the credit investment portfolio.  Within long equities, most sectors generated positive returns with Industrials and Financials as the strongest contributors.  Long equity gains were reduced by negative attribution from the single name short equity investments and market hedges.
For the nine months ended September 30, 2018, the investment portfolio performance was positive.  Strong results from several core long equity positions were partially reduced by losses from short equity investments, including market hedges. The portfolio benefited from positive contribution from each long equity sector with the exception of Consumer. Across the remaining portfolio, positive performance in credit investments, especially structured credit, was offset by losses in the macroeconomic and other portfolio, primarily driven by detraction related to one merger arbitrage position.
Share Repurchase Program
During the three months ended September 30, 2018, the Company repurchased 5,461,065 of its common shares in the open market for $73.0 million at a weighted average cost of $13.36 per share. During the nine months ended September 30, 2018, the Company repurchased 9,785,338 of its common shares in the open market for $133.4 million at a weighted average cost of $13.63 per share.
As of September 30, 2018, the Company was authorized to repurchase up to an aggregate of $66.6 million of additional common shares under its share repurchase program.
Conference Call Details
The Company will hold a conference call to discuss its third quarter 2018 results at 8:30 a.m. Eastern Time on November 7, 2018. The call will be webcast live over the Internet from the Company’s website at www.thirdpointre.bm under the “Investors” section. Participants should follow the instructions provided on the website to download and install any necessary audio applications. The conference call will also be available by dialing 1-877-407-0789 (domestic) or 1-201-689-8562 (international). Participants should ask for the Third Point Reinsurance Ltd. third quarter earnings conference call.
A replay of the live conference call will be available approximately three hours after the call. The replay will be available on the Company’s website or by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and entering the replay passcode 13683592. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on November 14, 2018.
Safe Harbor Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company’s control. The Company cautions you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual events, results and outcomes may differ materially from the Company’s expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: results of operations fluctuate and may not be indicative of our prospects; more established competitors; losses exceeding reserves; highly cyclical property and casualty reinsurance industry; downgrade or withdrawal of ratings by rating agencies; significant decrease in our capital or surplus; dependence on key executives; dependence on letter of credit facilities that may not be available on commercially acceptable terms; inability to service our indebtedness; limited cash flow and liquidity due to our indebtedness; inability to raise necessary funds to pay principal or interest on debt; potential lack of availability of capital in the future; credit risk associated with the use of reinsurance brokers; future strategic transactions such as acquisitions, dispositions, mergers or joint ventures; dependence on Third Point LLC to implement TP Fund’s investment strategy; decline in revenue due to poor performance of TP Fund’s investment portfolio; risks associated with TP Fund’s investment strategy being greater than those faced by competitors; termination by Third Point LLC of TP Fund’s investment management agreements; potential conflicts of interest with Third Point LLC; losses resulting from significant investment positions; credit risk associated with the default on obligations of counterparties; ineffective investment risk management systems; fluctuations in the market value of TP Fund’s investment portfolio; trading restrictions being placed on TP Fund’s investments; limited termination provisions in TP Fund’s investment management agreements; limited liquidity and lack of valuation data on TP Fund’s investments; U.S. and global economic downturns; specific characteristics of investments in mortgage-backed securities and other asset-backed securities, in securities of issues based outside the U.S., and in special situation or distressed companies; loss of key employees at Third Point LLC; Third Point LLC’s compensation arrangements may incentivize investments that are risky or speculative; increased regulation or scrutiny of alternative investment advisers affecting our reputation; suspension or revocation of our reinsurance licenses; potentially being deemed an investment company under U.S. federal securities law; failure of reinsurance subsidiaries to meet minimum capital and surplus requirements; changes in Bermuda or other law and regulation that may have an adverse impact on our operations; Third Point Re and/or Third Point Re BDA potentially becoming subject to U.S. federal income taxation; potential characterization of Third Point Re and/or Third Point Re BDA as a passive foreign investment company; subjection of our affiliates to the base erosion and anti-abuse tax; potentially becoming subject to U.S. withholding and information reporting requirements under the Foreign Account Tax Compliance Act; risks associated with the change in our investment management structure; and other risks and factors listed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q for the periods ended June 30, 2018 and September 30, 2018, and other periodic and current disclosures filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date made and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures and Other Financial Metrics
In presenting Third Point Re’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including basic and diluted book value per share and return on beginning shareholders’ equity attributable to Third Point Re common shareholders, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. Management believes these measures allow for a more complete understanding of the underlying business. These measures are used to monitor our results and should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included in the attached financial information in accordance with Regulation G.
About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Re BDA and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), writes property and casualty reinsurance business. Third Point Re BDA and Third Point Re USA each have an “A-” (Excellent) financial strength rating from A.M. Best Company, Inc.
Contact
Third Point Reinsurance Ltd.
Manoj Gupta - Head of Investor Relations and President, Third Point Reinsurance (USA) Ltd.
investorrelations@thirdpointre.bm
+1 441-542-3333

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of September 30, 2018 and December 31, 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	September 30, 2018	December 31, 2017
Assets
Investment in related party investment fund, at fair value (cost - $1,629,850; 2017 - N/A) (1)	$1,627,924	$—
Equity securities, trading, at fair value (cost - N/A; 2017 - $1,868,735)	—	2,283,050
Debt securities, trading, at fair value (cost - $258,430; 2017 - $711,322)	244,876	675,158
Other investments, at fair value	196	37,731
Total investments in securities	1,872,996	2,995,939
Cash and cash equivalents	49,786	8,197
Restricted cash and cash equivalents	581,134	541,136
Subscription receivable from related party investment fund	30,000	—
Due from brokers	12,853	305,093
Derivative assets, at fair value	—	73,372
Interest and dividends receivable	1,975	3,774
Reinsurance balances receivable	577,382	476,008
Deferred acquisition costs, net	231,286	258,793
Unearned premiums ceded	16,772	1,049
Loss and loss adjustment expenses recoverable	1,576	1,113
Other assets	13,082	7,320
Total assets	$3,388,842	$4,671,794
Liabilities
Accounts payable and accrued expenses	$9,200	$34,632
Reinsurance balances payable	71,070	41,614
Deposit liabilities	146,961	129,133
Unearned premium reserves	693,333	649,518
Loss and loss adjustment expense reserves	822,180	720,570
Securities sold, not yet purchased, at fair value	—	394,278
Securities sold under an agreement to repurchase	—	29,618
Due to brokers	16	770,205
Derivative liabilities, at fair value	—	14,503
Participation agreement with related party investment fund	23,149	—
Interest and dividends payable	1,157	4,275
Senior notes payable, net of deferred costs	113,866	113,733
Total liabilities	1,880,932	2,902,079
Commitments and contingent liabilities
Redeemable noncontrolling interests in related party	—	108,219
Shareholders' equity
Preference shares (par value $0.10; authorized, 30,000,000; none issued)	—	—
Common shares (Issued: 2018 - 94,169,725; 2017 - 107,227,347; Outstanding: 2018 - 94,169,725; 2017 - 103,282,427)	9,417	10,723
Treasury shares (2018 - 0; 2017 - 3,944,920)	—	(48,253)
Additional paid-in capital	924,153	1,099,599
Retained earnings	574,340	594,020
Shareholders’ equity attributable to Third Point Re common shareholders	1,507,910	1,656,089
Noncontrolling interests in related party	—	5,407
Total shareholders' equity	1,507,910	1,661,496
Total liabilities, noncontrolling interests and shareholders’ equity	$3,388,842	$4,671,794
(1) Effective August 31, 2018, Third Point Reinsurance Ltd., Third Point Reinsurance Company Ltd. (“Third Point Re BDA”) and Third Point Reinsurance (USA) Ltd. (“Third Point Re USA”), and together with Third Point Re BDA, the (“TPRE Limited Partners”), entered into a Limited Partnership Agreement (“LPA”) to invest in Third Point Enhanced LP (“TP Fund”), a related party investment fund.  As a result, substantially all assets and related liabilities were transferred from the Company’s separate accounts to TP Fund and the TPRE Limited Partners received limited partnership interests in TP Fund in exchange. The TPRE Limited Partners no longer directly hold their invested assets and liabilities but instead, hold an investment in TP Fund.

THIRD POINT REINSURANCE LTD.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)
For the three and nine months ended September 30, 2018 and 2017
(expressed in thousands of U.S. dollars, except per share and share amounts)

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues
Gross premiums written	$30,064	$174,539	$458,189	$477,457
Gross premiums ceded	—	—	(18,125)	(2,550)
Net premiums written	30,064	174,539	440,064	474,907
Change in net unearned premium reserves	97,929	(68,564)	(28,092)	(57,365)
Net premiums earned	127,993	105,975	411,972	417,542
Net investment loss from investment in related party investment fund (1)	(1,926)	—	(1,926)	—
Net investment income before management and performance fees to related parties	3,641	119,516	57,148	427,982
Management and performance fees to related parties	(5,305)	(30,548)	(29,845)	(103,179)
Net investment income (loss)	(3,590)	88,968	25,377	324,803
Total revenues	124,403	194,943	437,349	742,345
Expenses
Loss and loss adjustment expenses incurred, net	88,706	77,275	265,326	270,549
Acquisition costs, net	40,841	33,974	149,830	157,067
General and administrative expenses	9,511	13,218	28,688	38,804
Other (income) expense	(1,362)	3,846	6,616	8,852
Interest expense	2,074	2,074	6,154	6,151
Foreign exchange (gains) losses	(1,979)	5,437	(4,215)	10,233
Total expenses	137,791	135,824	452,399	491,656
Income (loss) before income tax (expense) benefit	(13,388)	59,119	(15,050)	250,689
Income tax (expense) benefit	111	(3,475)	(4,407)	(14,080)
Net income (loss)	(13,277)	55,644	(19,457)	236,609
Net income attributable to noncontrolling interests in related party	(4)	(959)	(223)	(3,160)
Net income (loss) available to Third Point Re common shareholders	$(13,281)	$54,685	$(19,680)	$233,449
Earnings (loss) per share available to Third Point Re common shareholders
Basic earnings (loss) per share available to Third Point Re common shareholders	$(0.14)	$0.54	$(0.20)	$2.27
Diluted earnings (loss) per share available to Third Point Re common shareholders	$(0.14)	$0.52	$(0.20)	$2.22
Weighted average number of common shares used in the determination of earnings (loss) per share
Basic	95,671,385	101,391,145	98,768,442	102,553,346
Diluted	95,671,385	104,679,574	98,768,442	105,040,251
(1) As a result of the LPA, the management and performance fees are presented within net investment income from investment in related party investment fund from the effective date of the LPA. Management and performance fees incurred prior to the effective date of the LPA are reflected in management and performance fees to related parties.

THIRD POINT REINSURANCE LTD.
SEGMENT REPORTING

	Three months ended September 30, 2018		Three months ended September 30, 2017
	Property and Casualty Reinsurance	Total (1)	Property and Casualty Reinsurance	Total (1)
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$30,064	$30,064	$174,539	$174,539
Gross premiums ceded	—	—	—	—
Net premiums written	30,064	30,064	174,539	174,539
Change in net unearned premium reserves	97,929	97,929	(68,564)	(68,564)
Net premiums earned	127,993	127,993	105,975	105,975
Expenses
Loss and loss adjustment expenses incurred, net	88,706	88,706	77,275	77,275
Acquisition costs, net	40,841	40,841	33,974	33,974
General and administrative expenses	4,763	4,763	7,291	7,291
Total expenses	134,310	134,310	118,540	118,540
Net underwriting loss	$(6,317)	(6,317)	$(12,565)	(12,565)
Net investment income (loss)		(3,590)		88,968
Corporate expenses		(4,748)		(5,927)
Other income (expense)		1,362		(3,846)
Interest expense		(2,074)		(2,074)
Foreign exchange gains (losses)		1,979		(5,437)
Income tax benefit (expense)		111		(3,475)
Net income attributable to noncontrolling interests in related party		(4)		(959)
Net income (loss) available to Third Point Re common shareholders		$(13,281)		$54,685
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	69.3%		72.9%
Acquisition cost ratio	31.9%		32.1%
Composite ratio	101.2%		105.0%
General and administrative expense ratio	3.7%		6.9%
Combined ratio	104.9%		111.9%

	Nine months ended September 30, 2018		Nine months ended September 30, 2017
	Property and Casualty Reinsurance	Total (1)	Property and Casualty Reinsurance	Total (1)
Revenues	($ in thousands)		($ in thousands)
Gross premiums written	$458,189	$458,189	$477,457	$477,457
Gross premiums ceded	(18,125)	(18,125)	(2,550)	(2,550)
Net premiums written	440,064	440,064	474,907	474,907
Change in net unearned premium reserves	(28,092)	(28,092)	(57,365)	(57,365)
Net premiums earned	411,972	411,972	417,542	417,542
Expenses
Loss and loss adjustment expenses incurred, net	265,326	265,326	270,549	270,549
Acquisition costs, net	149,830	149,830	157,067	157,067
General and administrative expenses	14,550	14,550	23,252	23,252
Total expenses	429,706	429,706	450,868	450,868
Net underwriting loss	$(17,734)	(17,734)	$(33,326)	(33,326)
Net investment income		25,377		324,803
Corporate expenses		(14,138)		(15,552)
Other expenses		(6,616)		(8,852)
Interest expense		(6,154)		(6,151)
Foreign exchange gains (losses)		4,215		(10,233)
Income tax expense		(4,407)		(14,080)
Net income attributable to noncontrolling interests in related party		(223)		(3,160)
Net income (loss) available to Third Point Re common shareholders		$(19,680)		$233,449
Property and Casualty Reinsurance - Underwriting Ratios (2):
Loss ratio	64.4%		64.8%
Acquisition cost ratio	36.4%		37.6%
Composite ratio	100.8%		102.4%
General and administrative expense ratio	3.5%		5.6%
Combined ratio	104.3%		108.0%
(1) As a result of the change in the Company’s investment structure, the Company is no longer quantifying the net investment income on float and all non-underwriting income and expenses are presented as a reconciliation to the Company’s consolidated results. Prior year comparatives have been adjusted to conform with the revised presentation.
(2) Underwriting ratios are calculated by dividing the related expense by net premiums earned.

THIRD POINT REINSURANCE LTD.
NON-GAAP MEASURES AND RECONCILIATIONS & KEY PERFORMANCE INDICATORS
Non-GAAP Measures
Basic Book Value per Share and Diluted Book Value per Share
Basic book value per share and diluted book value per share are non-GAAP financial measures and there are no comparable GAAP measures. Basic book value per share, as presented, is a non-GAAP financial measure and is calculated by dividing shareholders’ equity attributable to Third Point Re common shareholders by the number of common shares outstanding, excluding the total number of unvested restricted shares, at period end. Diluted book value per share, as presented, is a non-GAAP financial measure and represents basic book value per share combined with the impact from dilution of all in-the-money share options issued, warrants and unvested restricted shares outstanding as of any period end. For unvested restricted shares with a performance condition, we include the unvested restricted shares for which we consider vesting to be probable. Change in basic book value per share is calculated by taking the change in basic book value per share divided by the beginning of period book value per share. Change in diluted book value per share is calculated by taking the change in diluted book value per share divided by the beginning of period diluted book value per share. We believe that long-term growth in diluted book value per share is the most important measure of our financial performance because it allows our management and investors to track over time the value created by the retention of earnings. In addition, we believe this metric is used by investors because it provides a basis for comparison with other companies in our industry that also report a similar measure.

	September 30, 2018	December 31, 2017
Basic and diluted book value per share numerator:	($ in thousands, except share and per share amounts)
Shareholders’ equity attributable to Third Point Re common shareholders	$1,507,910	$1,656,089
Effect of dilutive warrants issued to founders and an advisor	34,950	46,512
Effect of dilutive stock options issued to directors and employees	51,422	51,422
Diluted book value per share numerator	$1,594,282	$1,754,023
Basic and diluted book value per share denominator:
Common shares outstanding	94,169,725	103,282,427
Unvested restricted shares	(2,041,475)	(1,873,588)
Basic book value per share denominator:	92,128,250	101,408,839
Effect of dilutive warrants issued to founders and an advisor	3,494,979	4,651,163
Effect of dilutive stock options issued to directors and employees	5,123,531	5,123,531
Effect of dilutive restricted shares issued to directors and employees	1,462,358	905,412
Diluted book value per share denominator	102,209,118	112,088,945

Basic book value per share	$16.37	$16.33
Diluted book value per share	$15.60	$15.65
Return on Beginning Shareholders’ Equity Attributable to Third Point Re Common Shareholders
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders, as presented, is a non-GAAP financial measure. Return on beginning shareholders’ equity attributable to Third Point Re common shareholders is calculated by dividing net income (loss) available to Third Point Re common shareholders by the beginning shareholders’ equity attributable to Third Point Re common shareholders. We believe that return on beginning shareholders’ equity attributable to Third Point Re common shareholders is an important measure because it assists our management and investors in evaluating the Company’s profitability. For the three and nine months ended September 30, 2018, we have also adjusted the beginning shareholders’ equity attributable to Third Point Re common shareholders for the impact of the shares repurchased on a weighted average basis. For a period where there was a loss, this adjustment decreased the stated returns on beginning shareholders’ equity and for a period where there was a gain, this adjustment increased the stated returns on beginning shareholders’ equity.

	Three months ended		Nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
	($ in thousands)
Net income (loss) available to Third Point Re common shareholders	$(13,281)	$54,685	$(19,680)	$233,449
Shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	1,591,754	1,556,323	1,656,089	1,414,051
Impact of weighting related to shareholders’ equity from shares repurchased	(24,447)	—	(41,526)	(25,023)
Adjusted shareholders’ equity attributable to Third Point Re common shareholders - beginning of period	$1,567,307	$1,556,323	$1,614,563	$1,389,028
Return on beginning shareholders’ equity attributable to Third Point Re common shareholders	(0.8)%	3.5%	(1.2)%	16.8%
Key Performance Indicators
Net Investment Return on Investments Managed by Third Point LLC
Net investment return represents the return on our net investments managed by Third Point LLC, net of fees. The net investment return on net investments managed by Third Point LLC is the percentage change in value of a dollar invested over the reporting period on our net investment assets managed by Third Point LLC.  Effective August 31, 2018, we transitioned from our separately managed account structure to investing in the TP Fund, managed by Third Point LLC.  In addition, certain collateral assets supporting reinsurance contracts held by Third Point Re BDA and Third Point Re USA (the “Collateral Assets”) are managed by Third Point LLC from the effective date.  See Note 4 to our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2018 for additional information.  The net investment return reflects the combined results of investments managed on behalf of Third Point Re BDA and Third Point Re USA prior to the transition date of August 31, 2018 and the investment in the TP Fund and Collateral Assets from the date of transition.  Prior to the transition date of August 31, 2018, the stated return was net of noncontrolling interests and net of withholding taxes, which were presented as a component of income tax expense in our condensed consolidated statements of income. Net investment return is the key indicator by which we measure the performance of Third Point LLC, our investment manager.
Invested Asset Leverage
Invested asset leverage is a ratio calculated by dividing our net investments managed by Third Point LLC by shareholders’ equity attributable to Third Point Re common shareholders and is a key metric in assessing the amount of float generated by our reinsurance operation.  Given the sensitivity of our return on beginning shareholders’ equity to our net investment return on investments managed by Third Point LLC, invested asset leverage is an important metric that management monitors.  It is also an important metric by which we evaluate our capital adequacy for rating agency and regulatory purposes.  Maintaining an appropriate invested asset leverage in order to optimize our return potential, while maintaining sufficient rating agency and regulatory capital is an important aspect of how we manage the Company. We generally target an invested asset leverage ratio within a range of approximately 1.5 to 1.6, which we believe appropriately balances our return potential against the risk within our investment portfolio.